THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VIRTUIX HOLDINGS INC.

Jan Goetgeluk hereby certifies that:

ONE:     The original name of this corporation is Virtuix Holdings Inc. and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was December 20, 2013. This corporation amended and restated its Amended and Restated Certificate of Incorporation with the Second Amended and Restated Certificate of Incorporation of this corporation as filed with the Secretary of State of the State of Delaware on December 3, 2014.

TWO:     He is the duly elected and acting Chief Executive Officer of Virtuix Holdings Inc., a Delaware corporation.

THREE:     The Second Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this Corporation is Virtuix Holdings Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801,which office is in the City of Wilmington and County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 38,300,000. The total number of shares of Common Stock the Corporation shall have authority to issue is 23,000,000 with a par value of $0.001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is15,300,000 shares with a par value of $0.001 per share, with 4,000,000 of such shares of Preferred Stock designated as “Series Seed Preferred Stock”,4,300,000 of such shares of Preferred Stock designated as “Series 2 Seed Preferred Stock” and 7,000,000 of such shares of Preferred Stock designated as “Series A Preferred Stock”. The Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A Preferred Stock are sometimes referred to herein collectively as the “Designated Preferred Stock”.

The relative rights, preferences, privileges, limitations and restrictions granted to or imposed on the respective classes and series of the shares of capital stock or the holders thereof are as follows:

4.1     Dividends. No dividends shall be declared or paid (payable other than in shares of Common Stock), and no distribution shall be made, on any shares of Common Stock (payable other than in shares of Common Stock) unless such dividends are declared and paid ratably to the holders of Common Stock and Designated Preferred Stock based on the number of shares of Common Stock which would be held by each such holder if all shares of Designated Preferred Stock were converted at the then-effective Applicable Conversion Rate (as defined below) applicable to the respective series of Designated Preferred Stock.

4.2     Liquidation Preference.

(A)     Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A Preferred Stockshall be entitled to receive, prior and in preference to any distribution of any of the Corporation’s assets or surplus funds to the holders of the Corporation’s Common Stock or any other stock ranking junior to the Series Seed Preferred Stock, Series 2 Seed Preferred Stock or Series A Preferred Stock by reason of their ownership thereof, an amount equal to $0.80 per share for each share of Series Seed Preferred Stock (the “Series Seed Original Issue Price”), $1.05 per share for each share of Series 2 Seed Preferred Stock (the “Series 2 Seed Original Issue Price”), and $2.332 for each share of Series A Preferred Stock (the “Series A Original Issue Price”), in each case as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share, plus an additional amount equal to any dividends declared but unpaid on each such share (“Unpaid Dividends”). If, upon such liquidation, dissolution or winding up, the assets and funds distributed are insufficient to permit the payment to each holder of Series Seed Preferred Stock the sum of the Series Seed Original Issue Price plus Unpaid Dividends, to each holder of Series 2 Seed Preferred Stock the sum of the Series 2 Seed Original Issue Price plus Unpaid Dividends, and to each holder of Series A Preferred Stock the sum of the Series A Original Issue Price plus Unpaid Dividends, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Designated Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled.

(B)     Remaining Assets. Upon the completion of the distribution required by subsection (A) of this Section 4.2, all of the Corporation’s remaining assets or funds available for distribution to stockholders shall be distributed solely to the holders of Common Stock, which distribution shall be made ratably to such holders based on the number of shares of Common Stock held by each such holder.

(C)     (1)     Unless otherwise determined by the holders of at a majority of the Designated Preferred Stock then outstanding, for the purposes of this Section 4.2, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary), unless the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity by virtue of shares received in such transaction or series of related transactions with respect to shares of the Corporation’s capital stock or (ii) a sale of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions (each of (i) and (ii) being referred to herein as a “Deemed Liquidation”).

(2)     If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors of the Corporation (the “Board”); provided, however, any publicly traded securities that are not subject to investment letter or other restrictions on free marketability shall be valued as follows:

(a)     if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

(b)     if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

(3)     In the event the requirements of this subsection (C) are not complied with, the Corporation shall forthwith either:

(a)     cause such closing to be postponed until such time as the requirements of this Section 4.2 have been complied with, or

(b)     cancel such transaction, in which event the respective rights, preferences, privileges and restrictions of the holders of each series of the Designated Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in subsection (C)(4).

(4)     The Corporation shall give each holder of record of Designated Preferred Stock written notice of a transaction described in subsection (C)(1) not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that each of the periods in this subsection (C)(4) may be shortened or eliminated upon the written consent of the holders of at least a majority of the shares of Designated Preferred Stock then outstanding.

4.3     Conversion. The holders of each series of Designated Preferred Stock have conversion rights as follows:

(A)     Right to Convert. Each share of Series Seed Preferred Stockshall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and prior to or simultaneous with the closing of a transaction that constitutes a Deemed Liquidation, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series Seed Original Issue Price by the Series Seed Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the “Series Seed Conversion Rate”). Each share of Series 2 Seed Preferred Stockshall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and prior to or simultaneous with the closing of a transaction that constitutes a Deemed Liquidation, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series 2 Seed Original Issue Price by the Series 2 Seed Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the “Series 2 Seed Conversion Rate”).Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and prior to or simultaneous with the closing of a transaction that constitutes a Deemed Liquidation, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the “Series A Conversion Rate”; and collectively with the Series Seed Conversion Rate and Series 2 Seed Conversion Rate referred to herein as the “Applicable Conversion Rate”).The initial “Series Seed Conversion Price” shall be the Series Seed Original Issue Price; the initial “Series 2 Seed Conversion Price” shall be the Series 2 Seed Original Issue Price; and the initial “Series A Conversion Price” shall be the Series A Original Issue Price. Such initial Series Seed Conversion Price, Series 2 Seed Conversion Price and Series A Conversion Price (sometimes referred to herein collectively as the “Designated Preferred Conversion Price”) shall be subject to adjustment as provided in subsection (D) of this Section 4.3.

(B)     Automatic Conversion. Each share of Designated Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at its then effective Applicable Conversion Rate upon the earlier of (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock to the public in which the aggregate gross proceeds raised are at least $40,000,000 (a “Qualified IPO”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least two-thirds (2/3rds) of the total number of shares of such series of Designated Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(C)     Mechanics of Conversion.

(1)     Before any holder of Designated Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Designated Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Designated Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Designated Preferred Stock to be converted as a result of such Automatic Conversion Event shall be converted automatically without any further action by the holders of such shares and each holder of record of such shares of Designated Preferred Stock shall be deemed on such date to be the holder of record of the Common Stock issuable upon such conversion, whether or not (i) the certificates representing such shares are surrendered to the Corporation or its transfer agent, (ii) notice from the Corporation shall have been received by any holder of record of such shares of Designated Preferred Stock, or (iii) the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder; providedfurther, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Designated Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after delivery of the certificates, or after such agreement and indemnification, issue and deliver at such office to such holder of Designated Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock plus any Unpaid Dividends on the converted shares of Designated Preferred Stock.

(2)     If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, a Deemed Liquidation or any other merger, saleor liquidation of the Corporation, the conversion may, at the option of any holder tendering shares of Designated Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Designated Preferred Stock shall be deemed to have converted such Designated Preferred Stock immediately prior to the closing of such transaction or the occurrence of such event.

(D)     Adjustment of Designated Preferred Conversion Prices. Each of the Series Seed Conversion Price, Series 2 Seed Conversion Price and Series A Conversion Price shall be subject to adjustment from time to time as follows:

(1)     (a)     If the Corporation shall issue, after the date of filing of this ThirdAmended and Restated Certificate of Incorporation (this “Restated Certificate”), any Additional Stock (as defined in subsection (D)(2)) without consideration or for a consideration per share less than the applicable Designated Preferred Conversion Pricefor a series of Designated Preferred Stockin effect immediately prior to the issuance of such Additional Stock, the applicable Designated Preferred Conversion Price of such series of Designated Preferred Stockin effect immediately prior to each such issuance of Additional Stock shall forthwith (except as otherwise provided in this subsection (D)) be adjusted to a price equal to the product obtained by multiplying the Designated Preferred Conversion Price of such series of Designated Preferred Stock in effect immediately prior to such issuance of Additional Stock by a fraction, the numerator of which is equal to the sum of (i) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to be issued pursuant to subsection (D)(1)(e) of this Section 4.3) immediately prior to such issuance of Additional Stock plus (ii) the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance of Additional Stock would purchase at the Designated Preferred Conversion Price of such series of Designated Preferred Stock in effect immediately prior to such issuance of Additional Stock, and the denominator of which is equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to be issued pursuant to subsection (D)(1)(e) of this Section 4.3) immediately prior to such issuance of Additional Stock plus (y) the number of shares of Additional Stock issued.

(b)     No adjustment in the applicable Designated Preferred Conversion Price need be made if such adjustment would result in a change of such Designated Preferred Conversion Price of less than $0.001. Any adjustment of less than $0.001 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.001 or more in the applicable Designated Preferred Conversion Price. Except to the limited extent provided for in subsections (D)(1)(e)(iii) or (iv), no adjustment of the Designated Preferred Conversion Priceof any series of Designated Preferred Stockpursuant to this subsection (D)(1) shall have the effect of increasing such Designated Preferred Conversion Price above the Designated Preferred Conversion Price of such series of Designated Preferred Stock in effect immediately prior to such adjustment.

(c)     In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(d)     In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board irrespective of any accounting treatment.

(e)     In the case of the issuance (whether before, on or after the date of filing of this Restated Certificate) of (1) options to purchase or rights to subscribe for Common Stock, (2) securities by their terms convertible into or exchangeable for Common Stock or (3) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock, the following provisions shall apply for all purposes of subsections (D)(1) and (2):

(i)     The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (D)(1)(c) and (D)(1)(d)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(ii)     The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (D)(1)(c) and (D)(1)(d)).

(iii)     In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the applicable Designated Preferred Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(iv)     Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Designated Preferred Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v)     The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections (D)(1)(e)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection (D)(1)(e)(iii) or (iv).

(2)     “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) by this Corporation after the date of filing of this Restated Certificate other than the following “Exempted Securities”:

(a)    shares of Common Stock or issued pursuant to an event or transaction described in subsection (D)(3) of this Section 4.3;

(b)     shares of Common Stock issued or issuable upon conversion of shares of Designated Preferred Stock;

(c)     shares of Common Stock issued or issuable upon conversion of options or rights described in subsection (D)(1)(e) of this Section 4.3 that are outstanding as of the date of the filing of this Restated Certificate with the Secretary of State of the State of Delaware;

(d)     shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) to the Corporation’s employees, officers, directors, consultants, advisors or service providers pursuant to the Virtuix Holdings Inc. 2014 Long-Term Incentive Plan or any other equity incentive plan, agreement or similar arrangement approved by the Board;

(e)     shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) to banks, equipment lessors or other lenders or financial institutions pursuant to a commercial leasing or debt financing;

(f)     shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships and not for equity financing purposes;

(g)     shares of Common Stock issued (or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) in connection with a bona fide business acquisition by the Corporation (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise);

(h)     shares of Common Stock issued or deemed to have been issued pursuant to subsection (D)(1)(e) of this Section 4.3) to suppliers or third party service providers in connection with the provision of goods or services and not for equity financing purposes; or

(i)     shares of Common Stock issued in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.

(3)     Subdivision, etc. In the event the Corporation should at any time or from time to time after the date of filing of this Restated Certificate, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Designated Preferred Conversion Price of each series of Designated Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

(4)     Combination. If the number of shares of Common Stock outstanding at any time after the date of filing of this Restated Certificate is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Designated Preferred Conversion Priceof each series of Designated Preferred Stockshall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Designated Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(5)     Waiver of Adjustment to Designated Preferred Conversion Prices. Notwithstanding anything herein to the contrary, any downward adjustment of the applicable Designated Preferred Conversion Priceof a series of Designated Preferred Stockmay be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of two-thirds (2/3rds) of the outstanding shares of such series of Designated Preferred Stock. Any such waiver shall bind all future holders of suchseries of Designated Preferred Stock.

(E)     Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection (D)(3) of this Section 4.3, then, in each such case for the purpose of this subsection (E), the holders of Designated Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Designated Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(F)     Recapitalizations. If, at any time or from time to time after the date of filing of this Restated Certificate, there shall be a recapitalization of the Corporation’s Common Stock (other than (i) a subdivision or combination provided for in subsections (D)(3) or (D)(4) of this Section 4.3 or (ii) a deemed liquidation, dissolution or winding up pursuant to Section 4.2(C)) provision shall be made so that the holders of Designated Preferred Stock shall thereafter be entitled to receive upon conversion of the Designated Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of the Designated Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3 with respect to the rights of the holders of each series of Designated Preferred Stock after the recapitalization to the end that the provisions of this Section 4.3 (including adjustment of the applicable Designated Preferred Conversion Price of such series of Designated Preferred Stock then in effect and the number of shares issuable upon conversion of such series of Designated Preferred Stock) shall be applicable after that event as nearly equivalent as prior to that event as may be practicable.

(G)     No Fractional Shares and Certificate as to Adjustment.

(1)     No fractional shares shall be issued upon the conversion of any share of Designated Preferred Stock and, in lieu of any fractional shares to which any holder of Designated Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock on the date of conversion as determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Designated Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(2)     Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Rate for aseries of Designated Preferred Stock pursuant to this Section 4.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Designated Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Designated Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Applicable Conversion Rate at the time in effect for each series of Designated Preferred Stock, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s shares of Designated Preferred Stock.

(H)     Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Designated Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. The notice requirement set forth in the preceding sentence may be waived in writing by the holders of at least a majority of the outstanding shares of Designated Preferred Stock.

(I)     Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Designated Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Designated Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Designated Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval for any necessary amendment to this Restated Certificate.

4.4     Voting.

(A)     Voting Rights Generally. Each holder of each share of Designated Preferred Stock (i) shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Designated Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, (ii) shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise provided herein or as required by law, voting together with the Common Stock as a single class) and (iii) shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws. Fractional votes shall not, however, be permitted and any fractional voting resulting from the above formula (after aggregating all shares into which shares of Designated Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of each share of Common Stock shall be entitled to one vote. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of a series of Designated Preferred Stock if the holders of such series of Designated Preferred Stock are entitled to vote thereon pursuant to the Delaware General Corporation Law.

(B)    Designated Preferred Stock Protective Provisions. At any time when shares of Designated Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Designated Preferred Stock, voting together as a single class of shares on an as-if-converted-to-Common Stock basis, given in writing or by vote at a meeting:

(1)     amend or repeal any provision of this Restated Certificate or of the Bylaws of the Corporation if such amendment or repeal would alter, change or otherwise adversely affect the powers, preferences or privileges of any series of the Designated Preferred Stock;

(2)     increase or decrease (other than by conversion) the authorized number of shares of Series Seed Preferred Stock, Series 2 Seed Preferred Stock, Series A Preferred Stock or Common Stock;

(3)     authorize, issue any new, or reclassify any existing class or series of equity securities having any preference or priority with respect to dividends rights, conversion rights, voting rights, or distribution of assets upon a Deemed Liquidation that is superior to or on parity with any such preference or priority of any series of the Designated Preferred Stock;

(4)     redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or Designated Preferred Stock, other than the repurchase of shares of Common Stock from employees, officers, directors, consultants or other service providers pursuant to agreements to repurchase such stock at cost in connection with the occurrence of certain events, such as the termination of their employment with or services to the Corporation;

(5)     declare a dividend or distribute cash or property to holders of Common Stock through dividends (other than dividends payable in Common Stock for which appropriate adjustment is made hereunder); or

(6)     liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation, or consent to any of the foregoing.

4.5     Status of Converted Stock. In the event any shares of Designated Preferred Stock are converted pursuant to Section 4.3, the Corporation shall never again issue the shares so converted and all such shares so converted shall, upon such conversion, cease to be a part of the Corporation’s authorized stock. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

4.6     Notices. Any notice required by the provisions of Sections 4.2 or 4.3 to be given to the holders of shares of Designated Preferred Stock shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent by facsimile or sent by electronic mail directed to each holder of record at such holder’s address, facsimile number or electronic mail address appearing on the Corporation’s books. Any such notice shall be effective or deemed given on the date of delivery, mailing, confirmed facsimile transfer or confirmed electronic mail delivery.

ARTICLE V

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VI

The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. The number of directors of this Corporation shall be set from time to time by resolution of the Board.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VIII

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE X

The following indemnification provisions shall apply to the persons enumerated below.

1.     Right to Indemnification of Directors. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article X, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2.     Advancement of Expenses of Directors. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article X or otherwise.

3.     Claims by Directors. If a claim for indemnification or advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law and it shall be a defense that the Indemnified Person has not met the applicable standard set forth in the Delaware General Corporation Law.

4.     Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5.     Non-Exclusivity of Rights. The rights conferred on any person by this Article X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Corporation’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

6.     Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

* * * *

FOUR:     This ThirdAmended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

FIVE:      This ThirdAmended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the Delaware General Corporation Law. This ThirdAmended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the stockholders of the Corporation.

IN WITNESS WHEREOF, VIRTUIX HOLDINGS INC. has caused this ThirdAmended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this ___ day of March, 2016.

VIRTUIX HOLDINGS INC.

By: _______________________________________________________________
Jan Goetgeluk,
Chief Executive Officer